AMENDMENT TO AGREEMENT
                            AND PLAN OF MERGER

     The undersigned parties to the Agreement and Plan of Merger, dated as of July 8, 2004, agree that the "Termination Date," as defined in Section
8.1 of that agreement, is changed from September 30, 2004, to December 31, 2004. No other changes are made to such agreement by this amendment.

     Dated:  November 17, 2004


                                   Caneum, Inc.,
                                   a Nevada corporation

                                   By /s/ Gary Allhusen
                                      Gary Allhusen, Executive Vice President


                                   Pipeline Software, Inc.,
                                   a California corporation

                                   By /s/ Charlie Sundling
                                      Charlie Sundling